                                                                    EXHIBIT 99.1

                                 PRESS RELEASE

                PMC COMMERCIAL TRUST AND SUPERTEL HOSPITAL, INC.
                              CANCEL MERGER PLANS

                              PMC COMMERCIAL TRUST
                               AMEX (SYMBOL PCC)

Dallas, Texas October 15, 1998. PMC Commercial Trust (AMEX:PCC) today announced that the PCC Board of Trust Managers and the Supertel Hospitality, Inc. (NASDAQ:SPPR) Board of Directors have voted to terminate the merger agreement between the two companies. A definitive agreement had been signed in June to merge Supertel into PCC. Each share of Superel common stock was to be exchanged for 0.6 common shares of PCC unless PCC shares traded below $17.50, which could have required the issuance of additional shares in order for Supertel to have been obligated to consummate the merger.

Andrew S. Rosemore, PCC's Chairman, stated, "Adverse market conditions have led to a general decline in the stock values of real estate investment trusts over the past several months. When we announced the merger, we believed that this transaction would add significant value to our shareholders' investment; however, market conditions have changed. We continue to have the highest regard for Paul Schulte and the management team of Supertel and wish them continued success."

Rosemore went on to say that, "We intend to continue to diversify our investment portfolio by taking advantage of attractive real estate acquisition opportunities when those opportunities present themselves. PCC recently completed the purchase of 26 Amerihost properties. This transaction was primarily financed utilizing the proceeds from a $66.1 million, 6.37% structured financing collateralized by a loan portfolio which was rated 'Aaa' by Moody's."

PCC's President, Lance B. Rosemore, stated, "We believe that PCC is well positioned to continue growth by expanding its portfolio of mortgages and investment properties. With the payment of our $0.45 dividend earlier this week, PCC has now increased dividends for sixteen consecutive quarters, a 7% cumulative increase over the past twelve months. We believe that our fundamental business and our financial position remains sound. Loan demand is strong and delinquency remains at very low levels."

PMC Commercial Trust is a Dallas-based real estate investment trust which originates loans to small businesses secured by real estate and owns a portfolio of 26 Amerihost hotel properties.

Certain statements that appear in this press release can be construed as forward-looking statements within the meaning of Section 27A of the Securities act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These forward-looking statements can be identified as such because the context of the statements will include words such as "expects," "anticipates," "believes" or "intends."